UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 16, 2016

Endurance International Group Holdings, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001- 36131	46-3044956
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 Corporate Drive, Suite 300 Burlington, MA	01803
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 852-3200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Performance-Based Restricted Stock Awards

On February 16, 2016, the Compensation Committee of the Board of Directors of Endurance International Group Holdings, Inc. (the “Company”) approved the grant of performance-based restricted stock awards (the “Performance-Based Restricted Stock Awards”) to Marc Montagner, the Company’s Chief Financial Officer, and Ronald LaSalvia, the Company’s President and Chief Operating Officer.

Mr. Montagner’s Performance-Based Restricted Stock Award provides an opportunity to earn a fully vested right to up to 223,214 shares of Endurance common stock, with a target of 178,571 shares, and Mr. LaSalvia’s Performance-Based Restricted Stock Award provides an opportunity to earn a fully vested right to up to 260,416 shares of Endurance common stock, with a target of 208,333 shares.

The shares subject to the Performance-Based Restricted Stock Awards will be earned based on the Company’s Constant Contact brand achieving a pre-established level of adjusted revenue (weighted 50%), adjusted EBITDA (weighted 25%) and adjusted free cash flow (weighted 25%), in each case for the twelve months ending December 31, 2016, assuming for this purpose that the Company’s acquisition of Constant Contact had taken place on January 1, 2016 (the “Performance Metric”). Adjusted free cash flow is defined for purposes of the Performance-Based Restricted Stock Awards as adjusted EBITDA less restructuring charges, capital expenditures, working capital and certain other specified expenses. Each executive will earn from 0% to 125% of the target number of shares subject to his Performance-Based Restricted Stock Award based on the level of achievement of the Performance Metric. Shares that are earned based on achievement of the Performance Metric will vest on March 31, 2017 (the “Determination Date”) and any unearned shares as of that date will be forfeited.

If there is a Change in Control (as defined in the executive’s employment agreement) while such executive is employed by the Company, the shares subject to the executive’s Performance-Based Restricted Stock Award will vest immediately at the target level of achievement of the Performance Metric and the remaining shares will be forfeited. If the executive’s employment is terminated without cause or due to death or disability or he resigns for good reason (as such terms are defined in the executive’s employment agreement) prior to the Determination Date, the shares subject to the executive’s Performance-Based Restricted Stock Award will be reduced pro-rata based on the duration of his employment and the reduced number of shares will vest on the Determination Date based on the actual level of achievement of the Performance Metric. Except as described above, the executive must be employed on the Determination Date in order to for any shares subject to the Performance-Based Restricted Stock Award to vest.

LaSalvia Employment Agreement

On February 22, 2016, Mr. LaSalvia entered into an employment agreement with the Company (the “Employment Agreement”) under which he will receive an annual base salary of $400,000 and will be eligible to earn an annual bonus in accordance with the Company’s Management Incentive Plan, with a target opportunity of 60% of his base salary.

The Employment Agreement has an initial term of two years and then automatically renews for successive one-year terms, unless either we or Mr. LaSalvia provide written notice of non-renewal to the other party at least 90 days prior to the expiration of the then-current term, or if it is terminated earlier in accordance with its terms.

In the event Mr. LaSalvia is terminated without cause or he resigns his employment for good reason, he will be entitled to continued payment of his base salary for a period of 12 months, or if the termination occurs within the one-year period following a change in control, 18 months; payment of his annual bonus at target over a period of 12 months, or if the termination occurs within the one-year period following a change in control, 18 months; and reimbursement on a monthly basis for the COBRA premiums that he would be required to pay to continue group health insurance coverage for a period of up to 18 months following his termination. In order to receive these severance payments, Mr. LaSalvia must sign a general release in favor of us and our affiliates and abide by specified restrictive covenants, including 18-month non-competition and non-solicitation covenants, as well as confidentiality and non-disparagement obligations.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENDURANCE INTERNATIONAL GROUP HOLDINGS, INC.

Date: February 22, 2016	/s/ David C. Bryson
(Signature)
	Name:	David C. Bryson
	Title:	Chief Legal Officer